UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2012

NORTHEAST COMMUNITY BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

United States	0-51852	06-178-6701
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

325 Hamilton Avenue, White Plains, New York		10601
(Address of principal executive offices)		(Zip Code)

(914) 684-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On May 14, 2012, Northeast Community Bancorp, Inc. (the “Company”) and Northeast Community Bank (the “Bank”) entered into employment agreements with Jose M. Collazo, under which Mr. Collazo will serve as Executive Vice President and Chief Operating Officer of the Company and the Bank. The employment agreements with the Company and the Bank, which have essentially identical terms, provide that the Company will make any payments not made by the Bank, but Mr. Collazo will not receive any duplicative payments. Each employment agreement provides for a three-year term, subject to annual renewal by the Boards of Directors. Under the respective agreements, Mr. Collazo’s current annual base salary is $145,000. The Boards of Directors will annually review Mr. Collazo’s base salary. The employment agreements provide, among other things, participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and fringe benefits, including an automobile allowance. The employment agreements also provide for certain payments following termination of employment due to a change in control or upon termination without Cause or for Good Reason (as defined in the employment agreements). Under the terms of the agreements, Mr. Collazo is subject to a one year non-compete if he terminates employment for Good Reason or if he is terminated without Cause (as defined in the agreements). This non-compete provision shall not apply if Mr. Collazo is terminated within one year of a change of control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Northeast Community Bancorp, Inc.

Date: May 16, 2012	By:	/s/ Kenneth A. Martinek
Kenneth A. Martinek
Chairman, President and
Chief Executive Officer